UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE
SECURITIES EXCHANGE ACT OF 1934

Check the Appropriate Box:

[_]	Preliminary Information Statement
[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]	Definitive Information Statement

BTHC VII, INC.

(Name of Registrant as Specified in Its Charter)

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BTHC VII, INC.
125 South Wacker Dr., Ste. 2600,
Chicago, IL 60606
Telephone (312) 782-6800

INFORMATION STATEMENT PURSUANT TO SECTION 14C
OF THE SECURITIES EXCHANGE ACT OF 1934

     We are mailing this Information Statement on or about August 13, 2007 to the stockholders of record of BTHC VII, Inc., a Delaware corporation (the "Company", "we", "us", "our" or "BTHC"), at the close of business on July 27, 2007 (the "Record Date"). We are sending this Information Statement to you for information purposes only. We are not requesting any action on your part.

     You are receiving this Information Statement in connection with proposed amendments (the "Proposed Amendments") to the Certificate of Incorporation of the Company (the "Certificate of Incorporation") that would:

1. Approve an amendment to our Certificate of Incorporation to change the name of our company to "Whitehall Jewelers Holdings, Inc." to more accurately reflect our future business; and

2. Approve an amendment to our Certificate of Incorporation to increase the Company's authorized number of shares of common stock from 40,000,000 shares of common stock, having a par value of $0.001 per share, (the "Common Stock") to 100,000,000 shares of Common Stock.

     Our sole director approved these amendments to our Certificate of Incorporation and recommended approval of them to our stockholders on July 27, 2007. On July 27, 2007, the holders of a majority of the outstanding shares of our Common Stock approved these amendments, by written consents, in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"). Accordingly, your consent is not required and is not being solicited in connection with these amendments.

     The proposed certificate of amendment, attached hereto as Exhibit A, will become effective when we file it with the Secretary of State of the State of Delaware. We anticipate such filing will occur not less than twenty (20) days following mailing to the stockholders of this Information Statement.

     We will bear the entire cost of furnishing this Information Statement. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our Common Stock held of record by them.

GENERAL

     The Company proposes to change its name and increase the number of authorized shares. The reasons for these actions are set forth below:

1. Reason for the Name Change

     Prior to entering into the Agreement of Merger and Plan of Reorganization dated as of July 27, 2007, by and among the Company, WBT Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of ours ("WBT") and Whitehall Jewelers, Inc., a Delaware corporation ("Whitehall") (the "Merger Agreement"), the Company's business objective was to seek and identify a privately-held operating company that desired to become a publicly-held company by merging with us through a reverse merger or acquisition transaction. On July 27, 2007, pursuant to the terms and conditions of the Merger Agreement, WBT merged with and into with Whitehall, the surviving entity in the merger. As a result of the reverse merger, Whitehall became a wholly-owned subsidiary of ours. Following completion of the reverse merger, our Board of Directors believes it is important that our name reflects our future business enterprise. Our name will change upon filing the certificate of amendment with the Secretary of State of the State of Delaware.

2. Reason for the Increase in the number of Authorized Shares

     At the same time as the acquisition of Whitehall, we entered into a Securities Purchase Agreement dated as of July 27, 2007 (the "Securities Purchase Agreement") by and among the Company, Whitehall and the purchasers named therein (the “Purchasers”). Pursuant to the Securities Purchase Agreement, we issued shares of Common Stock and warrants (the "Warrants") to purchase 7,309,943 million shares of Common Stock to the Purchasers (the "Warrant Shares"). We currently do not have a sufficient number of authorized shares to allow for the exercise in full of the Warrants. Accordingly, the Warrants are only exercisable at any date on or after the date that the Certificate of Incorporation of the Company is amended to increase the number of authorized shares of Common Stock to 100,000,000 (the "Trigger Date") and, at any time and from time to time, after the Trigger Date, through and including 5:30 P.M., New York City time, on the five year anniversary of the Trigger Date such Purchasers are entitled to purchase the Warrant Shares in accordance with the terms of the Warrants. In order to allow for the exercise of the Warrants by the Purchasers, Section 4.12 of the Securities Purchase Agreement, filed as Exhibit 10.2 to the Company's Form 8-K filed on August 1, 2007 (the "Form 8-K"), provides that the Company must take steps to increase its authorized shares of Common Stock by filing a preliminary information statement on Schedule 14C (the "Preliminary Information Statement") no later than ten (10) business days after July 27, 2007. Following a 10 day waiting period after the August 2, 2007 filing of the Preliminary Information Statement, the Company is filing this definitive information statement on Schedule 14C (the “Definitive Information Statement”) with the Securities and Exchange Commission (the “SEC”) and mailing a copy of such information statement to all of its holders of Common Stock (as defined below). The Proposed

Amendments will become effective upon the Company’s filing of a Certificate of Amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware, which the Company shall file no later than September 7, 2007, the 25th calendar day following the Company’s filing of this Definitive Information Statement.

     Pursuant to Stock Option Agreements, effective as of July 20, 2007, (the "Stock Option Agreements") certain executives of the Company (the "Participants") were granted stock option awards pursuant to the 2007 Whitehall Jewelers, Inc. Stock Incentive Plan, filed as Exhibits 10.8 through 10.11 to the Form 8-K filed on August 1, 2007. Pursuant to the Stock Option Agreements, the Participants were granted options to purchase Common Stock of the Company (the "Option Shares"). The Stock Option Agreements provide that the Participants shall not exercise any part of their vested Option Shares for a period of ninety (90) days following the grant date of July 20, 2007.

     As of July 27, 2007 we had 39,953,122 shares of our Common Stock issued and outstanding. We are authorized to issue 40 million (40,000,000) shares of our Common Stock. As described, we do not have a sufficient number of shares of our Common Stock available to satisfy exercises of the Warrants or the Option Shares. We do not believe that it would be advisable to reverse split our Common Stock at this time to satisfy these obligations.

     Rather, we believe that increasing the number of authorized shares of Common Stock available for future issuance is the best way to comply with our obligations for the Warrants and the Option Shares. Our Board of Directors believes that the Company should increase the number of authorized shares of Common Stock beyond our current contractual commitments. By increasing the number of authorized shares of Common Stock to 100 million (100,000,000), the Company will also be able to respond to potential business and financing opportunities and pursue important objectives that may present themselves. Accordingly, our Board of Directors believes it is in our best interests to effectuate this recapitalization whereby the number of available authorized shares of Common Stock shall be increased as described above.

     Our Board of Directors believe that an increase in our authorized Common Stock beyond the number necessary to satisfy existing commitments will provide us with the flexibility to issue Common Stock for proper corporate purposes that may be identified by our Board of Directors from time to time, such as stock dividends (including stock splits in the form of stock dividends), financings, acquisitions, or strategic business relationships. The authorized shares of Common Stock in excess of those issued or reserved for issuance will be available for issuance at such times and for such corporate purposes as our Board of Directors may deem advisable without further action by our stockholders, except as may be required by applicable laws or the rules of any stock exchange or national securities association trading system on which the securities may be listed or traded.

3. Actions by Written Consent of Stockholders. Section 228(a) of the DGCL states that, unless otherwise provided in the certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and these consents are delivered to the corporation in the manner specified in Section 228(a) of the DGCL. Further, our Bylaws contain a provision that allows for action by written consent if such consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of the stockholders of the Company.

4. Effectiveness of the Amendment to our Articles of Incorporation

     The amendment to our Certificate of Incorporation will become effective upon the filing with the Secretary of State of the State of Delaware of the Certificate of Amendment to the Certificate of Incorporation (attached hereto as Exhibit "A"). It is expected that such filing will take place on or about September 4, 2007, or the date that is approximately 20 calendar days after the mailing of this Information Statement.

5. Approval of the Proposed Amendments

     Under Delaware law, the Proposed Amendments must be approved in writing by the holders of at least a majority of the voting stock of the Company. Affiliates of Prentice Capital Management LP ("Prentice") indirectly control approximately 64.93% of our Common Stock, and have consented in writing to the Proposed Amendments. The Proposed Amendments, therefore, have been approved by the stockholders owning a majority of the Company's issued and outstanding voting shares. The number of votes in favor of the amendment was sufficient for approval. As a result of the foregoing, and effective on filing with the Delaware Secretary of State, the Company will increase its authorized capital and change its name as set forth above. Because the Proposed Amendments already have been approved, you are not required to take any action at this time. This Information Statement is your notice that the Company's Certificate of Incorporation will be amended to provide for a name change and an increase in the number of authorized shares of Common Stock.

6. Share Certificates

     The amendments to our Certificate of Incorporation will not require you to take any action with respect to your current stock certificate and will in no way affect the validity of your current share certificates.

7. Outstanding Voting Securities

     Common Stock

     We are authorized to issue 40,000,000 shares of Common Stock of which 39,953,122 were issued and outstanding as of July 27, 2007 following the Merger and the 2007 Equity Transactions. The holders of our Common Stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders.

     No stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us, and no stockholder has any right to convert the Common Stock into other securities. No shares of Common Stock are subject to redemption or any sinking fund provisions. All the outstanding shares of our Common Stock are fully paid and non-assessable. Subject to the rights of the holders of the preferred stock, if any, our stockholders of Common Stock are entitled to dividends when, as and if declared by our board from funds legally available therefore and, upon liquidation, to a pro-rata share in any distribution to stockholders. We do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. Pursuant to our Certificate of Incorporation, our Board has the authority, without further stockholder approval, to provide for the issuance of up to 10 million shares of our preferred stock in one or more series and to determine the dividend rights, conversion rights, voting rights, rights in terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Our Board has the power to afford preferences, powers and rights (including voting rights) to the holders of any preferred stock preferences, such rights and preferences being senior to the rights of holders of Common Stock. No shares of our preferred stock are currently outstanding. Although we have no present intention to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of our company.

     Provisions Having A Possible Anti-Takeover Effect

     Our Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by our Board and to discourage certain types of transactions which may involve an actual or threatened change of our control. Our Board is authorized to adopt, alter, amend and repeal our Bylaws or to adopt new Bylaws. In addition, our board has the authority, without further action by our stockholders, to issue up to 10 million shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The issuance of our preferred stock or additional shares of Common Stock could adversely affect the voting power of the holders of Common Stock and could have the effect of delaying, deferring or preventing a change in our control.

     Our stockholders have no pre-emptive rights to acquire additional shares of our Common Stock or other securities. Our Common Stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of our Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of the Common Stock now outstanding are fully paid and non-assessable.

     Preferred Stock

     The Company is authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share, without designation, of which none issued and outstanding as of July 27, 2007 following the Merger and the 2007 Equity Transactions.

     Warrants

     The Warrants will become exercisable upon the filing of an amendment to our Certificate of Incorporation increasing the number of our authorized shares of Common Stock to 100 million shares and, in the aggregate, entitle the holders thereof to purchase up to 7,309,943 shares of our Common Stock. The Warrants have an exercise price of $4.10 per share, subject to anti-dilution adjustments for stock splits and stock dividends and weighted-average anti-dilution adjustments for below exercise price issuances (subject to certain exceptions), and have a five year term. Warrants require payments to be made by us for failure to timely deliver the Warrant Shares. Warrants also contain a limitation on exercise, such that all investors may not exercise the Warrant if it would result I such investor, together with its affiliates, beneficially owning in excess of 4.99% or 9.99% (depending on the investor) of our outstanding shares of Common Stock (subject to an increase or decrease, upon at least 61-days notice by an investor to us, of up to a maximum of 9.99%) . In connection with the Securities Purchase Agreement, the Company and the Purchasers entered into a Registration Rights Agreement (the "Registration Rights Agreement"), and the Company agreed to file a registration statement to register the resale of 14,619,883 shares of our Common Stock, and the shares of Common Stock underlying the Warrants, as more fully described in the Company's Form 8-K filed on August 1, 2007. At any time following the two year anniversary of the issuance of the Warrants and after the Registration Statement is effective, we shall have the option to call the Warrants at a redemption price per Warrant equal to the exercise price per share if the closing sale price of our Common Stock is at least $6.15 for twenty consecutive trading days.

     Options

     Subject to adjustment as provided below, the aggregate number of shares of our Common Stock that may be delivered pursuant to awards granted under the equity incentive plan shares is 3,728,070. If an award granted under the equity incentive plan terminates, lapses or is forfeited without the delivery or vesting of shares, as applicable, then the shares covered by the terminated, lapsed award or forfeited will again be available to be granted.

     In the event of any change affecting the outstanding shares of our Common Stock by reason of, among other things, a share dividend or split, reorganization, recapitalization, merger, consolidation or any transaction similar to the foregoing (other than a cash dividend), the compensation committee, in its discretion, will be able to make such substitution or adjustment as it deems equitable as to (1) the number or kind of shares or other securities issued or reserved for issuance pursuant to the equity incentive plan or pursuant to outstanding awards, (2) the option price or exercise price of any stock appreciation right and/or (3) any other affected terms of such awards. Following the assumption of the equity incentive plan, the number of shares of Common Stock and the number of options will be automatically adjusted pursuant to the Merger Agreement.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE AMENDMENTS TO OUR ARTICLES OF INCORPORATION.

8. Changes in Control

On July 27, 2007, we entered into a reverse merger with Whitehall (the "Merger"). Pursuant to the Merger Agreement, Timothy P. Halter resigned from the Board of Directors on August 13, 2007, which is the first business day following 10 days after the Company's August 2, 2007 filing of the Preliminary Information Statement pursuant to Section 14(f) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and the following directors were appointed to our

Board of Directors: Edward Dayoob, Jonathan Duskin, William R. Lazor and Charles G. Phillips (all of whom were directors of Whitehall immediately prior to and after the Merger), and Efrem Gerszberg.

     We are unaware of any other contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

9. Interests of Certain Persons in or Opposition to Matters to be Acted Upon

     During fiscal 2006, the Company accrued $500,000 in management fees due to Prentice related to their management support throughout the year. The Company also paid or has accrued certain transaction costs related to the merger which followed the tender offer that Prentice and Holtzman launched for Whitehall in March 2006 (the "2006 Merger") totaling $3.0 million.

     On or about May 25, 2007, Whitehall sent a proposed Note Extension Agreement ("NEA") to inventory suppliers ("Suppliers"), requesting such Suppliers extend the payment date for their remaining trade debt balance. Under the terms of the NEA, in consideration for these Suppliers agreeing to extend the maturity date until March 31, 2009, we agreed among other things: (i) to make early payments to such Suppliers who executed the NEA for certain holiday merchandise purchased in 2007 and (ii) to have certain additional events of default under the individual unsecured promissory notes issued to the participating Suppliers, including, but not limited to limiting payments under the trade notes to all Suppliers that did not execute the NEA ("Non-Participating Suppliers") in advance of the March 31, 2009 date in excess of an aggregate amount of $2.5 million. PWJ Lending LLC ("PWJ Lending"), an affiliate of Prentice, has indicated its interest to cover the difference, if any, between $2.5 million and any additional amounts due to Non-Participating Suppliers who did not execute the NEA. Through commitments obtained from suppliers (as set forth above) plus assurances from PWJ Lending, Whitehall believes it will be able to satisfy its obligation to pay no more than $2.5 million to the Non-Participating Suppliers under the trade notes. However, Whitehall may be required to pay the remaining balance of its trade debt in the aggregate amount of approximately $22.3 million in the event that the Company defaults on its obligations under the NEA.

     On July 27, 2007, WJ Holding Corp. merged with and into Whitehall, with Whitehall surviving.

     PWJ Lending, Holtzman and Whitehall also entered into a Contribution Agreement, whereby 2,210,770 shares of our Common Stock and warrants to purchase 1,105,385 shares of our Common Stock were issued to PWJ Lending pursuant to the 2007 Equity Transactions, 52,741 shares of Whitehall common stock were issued to PWJ Lending and 16,686 shares of Whitehall common stock were issued to Holtzman. The payment of these shares under the Contribution Agreement constituted payment in full of the $66,574,166 in loan obligations under the Second Amended and Restated Term Loan Credit Agreement, dated as of February 20, 2007, by and among us, the lending institutions from time to time party thereto and PWJ Lending, as administrative and collateral agent.

     Roth Capital Partners, LLC acted as exclusive placement agent for the 2007 Equity Transactions and purchased, as part of the 2007 Equity Transactions, 145,000 shares of our Common Stock and warrants to purchase 72,500 shares of our Common Stock for $495,900.

     Pursuant to the Advisory Agreement entered into by the Company, Halter Financial Group, Inc. and Halter Financial Investments, L.P., the Company paid a fee of $300,000 to Halter Financial Group, Inc. after the consummation of the Merger and the 2007 Equity Transactions. Timothy Halter, the Company’s sole director and officer prior to the Merger, is the president and sole stockholder of Halter Financial Group, Inc.

10. Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information as of July 27, 2007 after consummation of the Merger, and the 2007 Equity Transactions regarding the beneficial ownership of shares of our Common Stock by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our Common Stock; (ii) each of our named executive officers; (iii) each member of our Board of Directors; and (iv) all members of our Board of Directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the SEC and is calculated based on 39,953,122 shares of our Common Stock issued and outstanding on July 27, 2007 following the Merger and the 2007 Equity Transactions. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of the closing of the Merger and the 2007 Equity Transactions, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder.

	Common Stock
	Beneficially Owned
	Number of	Percentage of
Name and Address of Beneficial Owner[1]	Shares (1)	Outstanding Shares
Principal security holders:
Prentice Capital Management, LP2	25,941,428	64.9
Holtzman Opportunity Fund, LP3	6,046,813	15.14
Millennium Partner, L.P.[4]	4,385,965	11
Directors and executive officers:
Edward Dayoob	466,119	*
Michael Don	131,096	*
Jonathan Duskin[5]	—	—
Mark Funasaki	74,878	*
David Harris	—
Efrem Gerszberg[6]	—	—
Dawn Kennedy[7]	—	—
William Lazor	—	—
Robert B. Nachwalter	44,392	*
Charles G. Phillips[8]	—	—
Former Executive officers
Robert L. Baumgardner	—	—
John R. Desjardins	—	—
Matthew M. Patinkin	—	—
Debbie-Nicodemus-Volker	—	—
All directors and executive officers as a group (12 persons)	32,705,110	81.86
____________________
*    Denotes less than 1%.

1.   Except as otherwise noted below, each of the following individual’s address of record is c/o Whitehall Jewellers, Inc. , 125 South Wacker Dr. , Ste. 2600, Chicago, IL 60606.

2.   Prentice Capital Management, LP is the manager of PWJ Lending and PWJ Funding, LLC (together, the “PWJ Entities”) and, as such, may be deemed to have voting control and investment discretion over securities owned by the PWJ Entities. The PWJ Entities own 25,941,928 shares of Common Stock. These shares beneficially owned do not include the Warrants issued in the 2007 Equity Transactions, which will become exercisable upon the filing of an amendment to our Certificate of Incorporation increasing the number of our authorized shares of Common Stock to 100 million shares and, in the aggregate, entitle the PWJ Entities to purchase up to 3,567,471 shares of our Common Stock. Mr. Zimmerman is the Managing Member of (a) Prentice Management GP, LLC, the general partner of Prentice Capital Management and (b) Prentice Capital GP, LLC, the general partner of certain investment funds that own interests in the PWJ Entities and (c) Prentice Capital GP II, LLC, the general partner of certain other investment funds that own interests in the PWJ Entities. As such, Mr. Zimmerman may be deemed to control Prentice Capital Management and certain of the investment funds that own interests in the PWJ Entities and therefore may be deemed to be the beneficial owner of the securities held by the PWJ Entities. Each of Mr. Zimmerman and Prentice Capital Management disclaims beneficial ownership of all of the securities reported in this Information Statement. The address for Prentice Capital Management, LP is 623 Fifth Avenue, 32nd Floor, New York, NY 10022.

3.  The address for Holtzman Opportunity Fund, L.P. is c/o Jewelcor Companies, 100 N. Wilkes-Barre Blvd., 4th Floor, Wilkes Barre, Pennsylvania 18702.

4.   Millennium Management, L.L.C., a Delaware limited liability company, is the managing partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management, LLC. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, L.L.C. The foregoing should not be construed in and of itself as an admission by either of Millennium Management, L.L.C. or Mr. Englander as to beneficial ownership of the shares of the Company’s common stock owned by Millennium Partners, L.P. The address of Millennium Partners, L.P. is c/o Millennium Management, L.L.C., 666 Fifth Avenue, 8th Floor, New York, NY 10103.

5.   The mailing address of Jonathan Duskin is c/o Prentice Capital Management, LP, 623 Fifth Avenue, 32nd Floor, New York, NY 10022.

6.   Mr. Gerszberg is a limited partner of the Holtzman Opportunity Fund, LP. However, Mr. Gerszberg does not control Holtzman Opportunity Fund, LP nor the investment manager. Mr. Gerszberg disclaims all beneficial ownership in the Form 8-K except to the extent of his limited partnership interest in the Holtzman Oppurtunity Fund. The address for Mr. Gerszberg is c/o Jewelcor Companies, 100 N. Wilkes-Barre Blvd, Wilkes-Barre, PA 18702.

7.   Dawn Kennedy resigned on May 13, 2007.

8.   The mailing address of Charles G. Phillips is c/o Prentice Capital Management, LP, 623 Fifth Avenue, 32nd Floor, New York, NY 10022.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE AMENDMENTS TO OUR ARTICLES OF INCORPORATION.

11. Dissenters Rights

     Under Delaware law, stockholders are not entitled to dissenters rights under the transaction which we are recommending.

12. Available Information

     We are subject to the information and reporting requirements of the Exchange Act and in accordance with such act we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F Street, N.E., Washington, D.C. 20549 or may be accessed at www.sec.gov.

13. Distribution Expenses

     We will pay the costs associated with the distribution of this Information Statement, including the costs of printing and mailing. We will only deliver one information statement to multiple security holders sharing an address, unless we have received contrary instructions for one or more of the security holders. Also, we will promptly deliver a separate copy of this Information Statement and future stockholder communication documents to any security holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and any future stockholder communication documents to any security holder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

14. Other Matters

      BTHC VII, Inc. is not presenting any matters to a vote of the stockholders.

BTHC VII, Inc.

Date: August 13, 2007	By: /s/ Edward A. Dayoob
Edward A. Dayoob
Chief Executive Officer

EXHIBIT A

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

BTHC VII, INC.

     BTHC VII, INC., a corporation organized and existing under the laws of the State of Delaware by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on June 7, 2005 (the “Corporation”), pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY THAT:

FIRST: By unanimous written consent pursuant to Section 141(f) of the DGCL, the Board of Directors of the Corporation on July 27, 2007 duly adopted resolutions in accordance with Section 242 of the DGCL, setting forth a proposed Amendment to the Certificate of Incorporation of the Corporation (the “Amendment”), declaring the Amendment to be advisable and authorizing the solicitation of consent of the Amendment from the sole stockholder of the Corporation.

SECOND: Thereafter, pursuant to the Unanimous Written Consent of the Board of Directors of the Corporation, the Amendment was submitted to the holders of the majority of the issued and outstanding shares of the Corporation (the “Majority Stockholders”) and, pursuant to Sections 228 and 242 of the DGCL, the Majority Stockholder consented to and adopted the Amendment by written consent.

THIRD: The First Article of the Certificate of Incorporation of the Corporation is hereby deleted in its entirety and replaced with the following:

     “First: The name of the Corporation is Whitehall Jewelers Holdings, Inc. (the “Corporation”)”

FOURTH: Section 1 of the Fourth Article of the Certificate of Incorporation of the Corporation is hereby deleted in its entirety and replaced with the following:

     “Section 1. Authorization of Shares.

     The aggregate number of shares of capital stock which the Corporation will have authority to issue is 110,000,000 shares, consisting of 100,000,000 shares of common stock, having a par value of $.001 per share (“Common Stock”), and 10,000,000 shares of preferred stock, having a per value of $.001 per share (“Preferred Stock”).

The Amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

* * *

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by the undersigned as of this ___ day of August, 2007.

BTHC VII, INC.

By:_________________________
Name:	Robert Nachwalter
Title:	Senior Vice President and General Counsel